Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTING FIRM

        We hereby consent to the inclusion in the Registration Statement on Post Effective Amendment #1 to Form SB-2 (Registration Number 333-138266) and the related Prospectus of Chembio Diagnostics, Inc. of our report dated March 28, 2007 with respect to the consolidated balance sheets of Chembio Diagnostics, Inc. and Subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years ended December 31, 2006 and 2005.

We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

Lazar Levine & Felix LLP

/s/ Lazar Levine & Felix LLP

April 4, 2007